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AgeX Therapeutics, Inc.

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November 29, 2019

Dear AgeX Stockholders,

In this, our first year as a public company, we have built a foundation for a revolutionary company in the fields of cell therapy and tissue regeneration. To date, conventional pharmaceutical approaches to the chronic degenerative conditions associated with aging have provided little benefit, often only offering relief from the symptoms of disease, rather than targeting underlying disease processes. Our belief is that this is about to change through harnessing the power of new cellular and molecular technologies. We aim to lead this coming revolution with our pioneering technologies which could generate and deliver new cells to patients through our cell therapy focus, and which may reverse the age of cells already in the body through our iTRTM platform. We believe that our new technologies will lead to true cell regeneration and replacement to potentially cure degenerative diseases by targeting aged or damaged cells, tissues and organs.

Over the last year, we have worked hard to achieve certain goals to set the fundamental basis to create shareholder value going forward:

●	We moved into our new San Francisco Bay Area R&D facility, comprising 15,700-square-feet of office and laboratory space, where we have built-out and validated current Good Manufacturing Practice (cGMP)-capable manufacturing suites, to allow for the manufacture of clinical-grade cellular therapeutic candidates for product development, clinical trials and partnering efforts.

●	We commenced work to engineer our pluripotent stem cell lines with our immunotolerance UniverCyte™ technology to generate hypoimmunogenic/universal cells, which would evade a patient’s immune system and hence could potentially be given to all patients without co-administration of immunosuppressant drugs. We believe this gives us a strong competitive edge over other companies struggling with transplant rejection. In the coming year, we plan to create a UniverCyte-modified pluripotent stem cell cGMP master cell bank, from which we could potentially derive any human cell type for our in-house product development programs or to provide cells to third party pharma companies to pursue other products. We are gathering and analyzing experimental data in a manner to allow for scientific publications to aid validation of our platform and to support collaboration and licensing efforts.

●	We added to our Board of Directors experts in financing, R&D, and cell therapy to ensure we have access to the best possible strategic and execution guidance:

➢	Gregory Bailey, M.D., our Chairman, is the CEO of Juvenescence Limited, our largest shareholder.

➢	Annalisa Jenkins, M.B.B.S., F.R.C.P., is an experienced pharmaceutical industry executive, who is the former Head of Global R&D and Executive VP of Global Development and Medical at Merck Serono, and former Senior VP and Head of Global Medical Affairs at Bristol Myers-Squibb.

➢	Michael May, Ph.D. is CEO of Canada’s Centre for Commercialization of Regenerative Medicine (CCRM), a leading and highly successful public-private partnership, which he has grown from inception to over 100 experts, and which under his leadership has raised over $100M, with spin-off companies and academic partners supported by CCRM securing an additional $750M.

●	We published two papers in the peer-reviewed scientific journal Regenerative Medicine to provide an update on our progress and to highlight our technologies to the industry. The first, “Toward a Unified Theory of Aging and Regeneration,” outlines the theory behind our iTRTM program. The second, “Engineering Strategies for Generating Hypoimmunogenic Cells with High Clinical and Commercial Value,” is a joint paper with Juvenescence, which reviews the most promising approaches to producing universal cells, and emphasizes the advantages of our UniverCyte™ technology. Interest in our papers has been high, with both ranking in the top 2% of almost 14 million research papers tracked by Altmetric.

●	We established our own accounting and administration capabilities, and ended our shared facilities and services agreement with Lineage Cell Therapeutics, Inc. (formerly BioTime, Inc.).

●	We filed numerous new patent applications and saw success in obtaining new patent issuances, adding to our portfolio of more than 400 patents and patent applications worldwide in cell-based therapeutics.

To optimize shareholder value, we have undertaken a strategic review of our business opportunities, and we have four key take-away messages for the coming year and beyond:

1.	It is increasingly clear to us that our acquisition of patents related to the generation of ‘universal’ cells was timely and strategic. There is growing interest in such technologies by large biotechnology and pharmaceutical companies.

2.

It has become evident over the past year that partial cellular reprogramming to reverse the age of cells is set to open up a whole new field of pioneering therapeutics. We aspire to lead in this revolution using our partial cellular reprogramming technology “iTRTM”.

3.	Going forward we plan to strengthen our capacity of executing on external licensing and collaboration deals with third parties as well as in-house cell therapy product development. It has become clear to us through conversations with industry veterans that both our immunotolerance UniverCyteTM platform for the generation of universal cells and our pluripotent stem cell-based PureStem® platform for the derivation and manufacturing of allogeneic, off-the-shelf cells could be transformative for the entire cell therapy industry. While developing our own therapeutic products, we also plan to be reactive to opportunities to partner non-core applications of these technologies with other companies to maximize value for our shareholders by expanding our reach in cell therapy and regeneration. We hope to announce initial collaborations in the coming months.

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UniverCyteTM would potentially be game-changing for the whole cell therapy industry by allowing the transplantation of non-self, donor cells into all patients without the need for powerful immunosuppressant drugs, which are associated with serious side effects, including infections and cancers, as well as kidney and liver toxicity. The UniverCyteTM platform aims to utilize a proprietary, novel, modified form of the powerful immunomodulatory molecule HLA-G, which in nature seems to be a dominant player in protecting a baby from destruction by the mother’s immune system during pregnancy, the only known physiological state of immune tolerance toward foreign tissue in humans.

On the other hand, our pluripotent stem cell-based PureStem® platform could potentially overcome numerous industry barriers. PureStem® cells would have eight potential advantages compared to other adult stem cell- or pluripotent stem cell-based therapies, including lower manufacturing costs, industrial scalability, off-the-shelf usage, high purity, non-tumorgenicity, young age (so they are not prone to the disadvantages associated with older cells), aptitude for permanent cell engraftment, and potential to manufacture any human cell type.

We have two in-house product candidates, both targeting highly prevalent diseases of old age, with a high unmet medical need, and which are for multi-billion-dollar markets. Our lead internal program going forward will be AgeX-BAT1, which is brown fat cells for the treatment of type II diabetes. The last year has seen significant investment in cell therapy product candidates for diabetes by investors and large biotech. Earlier this year, we published a paper, “Clonal Derivation of White and Brown Adipocyte Progenitor Cell Lines from Human Pluripotent Stem Cells,” in the peer-reviewed scientific journal Stem Cell Research & Therapy, which showed that our PureStem® platform generated highly pure, identifiable and scalable brown adipose cells, expressing active adipokines. Our second internal program will be AgeX-VASC1, composed of vascular endothelial progenitor cells for tissue ischemia, such as peripheral vascular disease and potentially cardiac and CNS ischaemia. Once we have a UniverCyte-modified pluripotent stem cell cGMP master cell bank, we will re-derive universal versions of AgeX-BAT1 and AgeX-VASC1 and then work to establish proof-of-concept in animal models.

4.	Given the immense level of excitement around partial cellular reprogramming to take aged or diseased cells inside the body back to a more youthful state, we incorporated Reverse Bioengineering, Inc. as an AgeX subsidiary to develop our revolutionary iTRTM platform. Reverse Bio will allow for a dedicated focus on iTRTM in terms of equity financing and advancing our iTRTM technology to proof-of-concept in an animal model as quickly as possible.

We care deeply about our mission and the needs of our stockholders. We appreciate your support and the dedication of our scientists and employees as we forge a new future for medicine. We invite you to join us for the Annual Meeting of Stockholders on Monday, December 30, 2019. For those of you who cannot attend in person, our corporate update from that meeting will be webcast for your convenience.

Sincerely,

Michael D. West, Ph.D.	Gregory Bailey, M.D.
Chief Executive Officer	Chairman of the Board

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